Exhibit 35.1

                              ANNUAL CERTIFICATION

Re: Securitized Asset Backed Receivables LLC Trust 2006-WM3 (the "Trust"), Mortgage Pass-Through Certificates, Series 2006-WM3, issued pursuant to the Pooling and Servicing Agreement, dated as November 1, 2006 (the Servicing Agreement"), by and among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee"), Barclays Capital Real Estate Inc. d/b/a HomEq Servicing, as servicer (the "Servicer"), and WMC Mortgage Corp., as responsible party

On November 1, 2006, substantially all of the servicing assets of Servicer were acquired by Barclays Capital Real Estate Inc. d/b/a HomEq Servicing. I, Arthur
Q. Lyon, Vice President and Chief Executive Officer of the HomEq Servicing Division of Barclays Capital Real Estate Inc. d/b/a HomEq Servicing, hereby certify to the Depositor and the Trustee and their officers, directors, and affiliates, pursuant to Section 3.22 of the Pooling and Servicing Agreement, that:

      A review of the activities of the Servicer during the period of November 1, 2006 to December 31, 2006, or the applicable portion thereof, and, to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects for the period of November 1, 2006 to December 31, 2006.

Date: March 7, 2007


/s/ Arthur Q. Lyon
-----------------------------
Arthur Q. Lyon
Vice President and CEO
HomEq Servicing Division

Barclays Officer's Certificate
SABR 2006-WM3